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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference in the registration statement on Form S-3/S-11 of Entertainment Properties Trust ("EPR") for the registration for resale by the selling shareholders of 747,243 common shares of beneficial interest and in the reports filed by EPR under the Securities Exchange Act of 1934 of our report dated December 12, 2003, relating to the audited historical statement of revenues and certain operating expenses of New Roc Associates, L.P. for the year ended December 31, 2002 included in item 7 of Form 8-K/A filed by EPR on January 12, 2004, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ BDO Seidman, LLP
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BDO Seidman, LLP

April 20, 2004